NEWS RELEASE

For Immediate Release
Date: May 12, 2008

FHLB Des Moines Announces First Quarter 2008 Financial Results
and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the first quarter ended March 31, 2008 and announced a quarterly dividend at an annualized rate of 4.00% payable on May 16, 2008. The dividend is based on the average capital stock balance held during the first quarter. This dividend rate compares with average three month LIBOR of 3.29% for the first quarter of 2008.

Net income was $31.4 million for the three months ended March 31, 2008 compared with $20.3 million for the same period in 2007, an increase of 55%. The increase in net income was primarily due to an increase in net interest income which increased to $64.7 million for the three months ended March 31, 2008 compared with $38.2 million for the same period in 2007. The Bank’s earnings performance was influenced by the favorable borrowing costs available to the FHLBank System during the current market environment, attractive interest spreads on high quality agency mortgage-backed investments and income from the increase in advances to our members.

Total assets increased to $70.1 billion at March 31, 2008 compared to $42.7 billion at March 31, 2007. The advances portfolio increased from $21.3 billion on March 31, 2007 to $47.1 billion at March 31, 2008. The Bank’s advance balances continue to reflect the unusual market conditions and member need for liquidity. Capital stock during this same period increased from $1.9 billion at March 31, 2007 to $3.0 billion at March 31, 2008. FHLB Des Moines had retained earnings of $367.0 million at March 31, 2008 compared to $344.5 million at March 31, 2007.

The Bank’s dividend level may not be sustainable long-term if interest rates remain at or decline from current levels or if the Bank’s assets shrink and spreads narrow as market conditions stabilize. The dividend level depends on the percentage of net income the Bank pays out in dividends and is also a function of the desired level of retained earnings.

Additional financial information is available in the Bank’s 2008 First Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statement of Condition
(dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007
Advances	$47,092	$40,412	$21,322
Mortgage loans, net	10,707	10,802	11,514
Total Assets	70,082	60,736	42,727
Capital Stock – Class B Putable	3,012	2,717	1,884
Retained Earnings	367	361	344
Capital-to-Asset Ratio	4.65%	5.03%	5.21%

	For the quarter	For the quarter
Operating Results and Performance	ended March 31,	ended March 31,
Ratios (dollars in millions)	2008	2007
Net Interest Income	$64.7	$38.2
Net Income	31.4	20.3
Return on Average Assets	0.21%	0.19%
Return on Average Capital Stock	4.72%	4.31%
Return on Average Total Capital	4.19%	3.64%
Net Interest Margin	0.43%	0.36%
Operating Expenses to Average Assets	0.06%	0.09%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 2007 Annual Report on Form 10-K filed March 14, 2008 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.